UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2026

Apollo Debt Solutions BDC

(Exact name of Registrant as specified in its charter)

Delaware	814-01424	86-1950548
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (212) 515-3200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosures

Dear Valued Shareholder,

As 2025 has drawn to a close, we would like to take this opportunity to comment on the performance and activities of Apollo Debt Solutions BDC (“ADS” or the “Fund”). We will also provide our perspective regarding the near-term investment environment, the opportunities for the Fund, and our outlook for the market.

The Fund’s Class I shares generated an 8.84% annualized distribution rate in December 2025 and a three-month and one-year total net return of 1.75% and 7.94%, respectively, as of December 31, 2025, bringing the annualized inception-to-date total net return to 8.60%.[1,2] The Fund’s net asset value per share was $24.40 as of December 31, 2025, compared to $24.86 as of December 31, 2024.

ADS Has Outperformed Major Fixed Income Markets Since Its Inception in January 2022[1,3]

Annualized Inception-to-Date Total Return (as of December 31, 2025)

WHAT HAPPENED IN MARKETS?

In 2025, credit markets and the broader US economy again defied expectations. Episodes of tariff-driven volatility, geopolitical tensions, and fiscal debate sparked brief disruptions, with Liberation Day marking the sharpest test of market resilience. Policy moderation quickly restored stability and by year-end risk assets finished on solid footing. Investor attention appeared to shift away from policy uncertainty toward the scale and durability of AI- and data-driven capital investment shaping growth and financing demand.

WHAT HAPPENED IN MARKETS? (CONTINUED)

Markets reinforced that constructive tone in the fourth quarter of 2025. The S&P 500 Index returned 2.7%, its third consecutive quarterly gain, ending the year up 18%, with the Magnificent 7 accounting for roughly 35% of the advance.16 Credit performance remained steady: the ICE BofA US High Yield Index returned 1.3%, extending its winning streak to 13 consecutive quarters, the longest since 1998, while the Morningstar LSTA US Leveraged Loan Index returned 1.2% for the quarter and 5.9% for the year.4,5 Spreads tightened across both high yield and investment grade, albeit at a slower pace, while Treasury yields experienced little change amid resilient growth and easing inflation pressures.

Policy and financing activity trends added further support. The Federal Reserve delivered two rate cuts during the quarter and signaled an end to balance sheet runoff, anchoring expectations without endorsing aggressive easing. Economic data confirmed third-quarter 2025 GDP growth of 4.3%, the fastest in two years.17 Deal activity also rebounded meaningfully, with North American transaction volume rising to $2.4 trillion in 2025, the second-highest year on record, alongside a sustained surge in AI-related investment.18 While spending on data centers, chips, and cloud infrastructure continued to fuel growth and issuance, investor scrutiny increasingly shifted toward monetization and return durability, signaling a more discriminating phase of the AI cycle.

THE OPPORTUNITY IN PRIVATE CREDIT

The constructive market backdrop that defined the close of 2025 extended meaningfully into private credit. The rebound in M&A translated directly into increased demand for capital, with private credit positioned at the center of the financing stack. Direct lenders issued $81.4 billion of loans to finance buyouts, the highest level in at least eight years and up from $72.9 billion in 2024.19 Competition between private credit and the broadly syndicated loan (BSL) market also intensified. In 2025, $36.9 billion of syndicated loans were refinanced into the direct lending market, up 18% from 2024 and the highest level since Pitchbook LCD began tracking the data in 2022.20

THE OPPORTUNITY IN PRIVATE CREDIT (CONTINUED)

While volumes have improved, we believe the current opportunity set in private credit is defined less by scale and more by selectivity. Within the direct lending segment, opportunities are increasingly bifurcated. Larger, more established private companies, the types of businesses ADS lends to, continue to exhibit stronger growth profiles and lower covenant default rates than smaller credits.21,22 In an environment marked by ongoing technological disruption and sector-level transformation, we believe that disciplined underwriting, conservative leverage, and first-lien, cash-pay structures remain central to preserving downside protection.

A further tailwind comes from private equity portfolio dynamics and the approaching maturity cycle. Portfolio aging continues to build pressure for exits and recapitalizations, particularly among large 2021-vintage transactions, while a significant maturity wall looms later this decade. Although direct lending refinanced more than $90 billion of syndicated loans over the past three years, limiting near-term refinancing needs in 2026 and 2027, loan maturities are expected to rise sharply to approximately $300 billion in 2028 and include a substantial cohort of lower-rated credits.20 More broadly, roughly $560 billion of leveraged loans and $608 billion of high yield bonds mature between 2027 and 2029, creating a potential $1.1 trillion leverage maturity wall.23 As capital markets conditions fluctuate, even modest bouts of volatility could redirect incremental volume toward private solutions.

The opportunity in private credit is not only cyclical, but structural. As highlighted in Apollo Global Management’s recent Private Credit: Fact vs. Fiction presentation, common misconceptions persist around risk and transparency in private credit. In practice, private credit is often more transparent than public markets, with lenders conducting deep due diligence, accessing non-public financial information, and maintaining direct relationships with management through robust documentation and covenants. At the same time, the post–Dodd-Frank migration of credit risk away from levered, deposit-funded institutions toward patient, long-term capital has reduced, rather than increased, systemic risk.

THE OPPORTUNITY IN PRIVATE CREDIT (CONTINUED)

Importantly, we believe this structural framework has delivered durable economic compensation. While private credit offers a different liquidity profile than public markets, investors willing to accept that trade-off have continued to earn excess spread relative to the broadly syndicated loan market. As shown below, ADS-originated deals have consistently priced at a meaningful premium to new-issue leveraged loans, even as public market spreads have tightened, reflecting compensation for reduced liquidity alongside complexity, bespoke structuring, and disciplined underwriting.

WHY APOLLO FOR CREDIT?

SCALE & EXPERIENCE: Since Apollo’s founding in 1990, Apollo has established a notable record of success in alternative investments, serving institutional and individual investors across the risk-return spectrum—in credit, equity, and real assets strategies. As a high-growth alternative asset manager, Apollo oversees $723 billion in its credit business with a broad coverage and experienced team that includes 550+ investment professionals.12 The ongoing growth in private lending is largely consolidated in the hands of the largest platforms, and Apollo’s scale allows it to lead and arrange transactions, acting as a full-service solution for borrowers and sponsors. Through an investment in ADS, individual investors generally have access to the same caliber of transactions and deals that Apollo’s institutional investors receive, which we believe can potentially produce attractive risk-adjusted returns.

PURCHASE PRICE MATTERS: ADS focuses on downside protection10 through credit selection and portfolio construction with an emphasis on lending to large-cap, private US companies at the top of the capital structure. As of December 31, 2025, the weighted average EBITDA of ADS’ directly originated debt investments was $275 million8 with an estimated weighted average net LTV of 44%.8 ADS’ portfolio is 100%9 first lien, senior secured debt as of the same date. Further, ADS’ direct originations in 2025 generated an average spread of 485 basis points, 170 basis points higher than new issue US leveraged loan market spreads.13 Further, we believe ADS’ balance sheet is positioned for offense, with a net leverage ratio of 0.59x as of December 31, 2025.

WHY APOLLO FOR CREDIT? (CONTINUED)

SELECTIVITY & JUDGEMENT: Apollo’s long-term approach to investing, which focuses on selectivity and underwriting discipline, has translated into very low default rates in the platform’s broader portfolio. From 2009 to the third quarter of 2025, Apollo’s Global Corporate Credit business experienced an average annual default rate of just 0.1%, compared to the 2.4% average for the leveraged loan market.14

ALIGNMENT: Since Apollo’s merger with retirement services business Athene, Apollo is often among the largest investors in its own funds. ADS invests alongside a number of Apollo’s direct lending funds where Apollo/Athene also have exposure, and these investments make up around 80% of ADS’ portfolio, showcasing Apollo’s willingness to invest alongside its third-party investors.11

KEY TRANSACTIONS IN 4Q2515

In October 2025, Apollo participated in a $4.2 billion financing to support Thoma Bravo’s carve-out of Jeppesen (“Jeppesen”) from Boeing. Due to Apollo’s strong relationship with the sponsor, Apollo served as administrative agent and was one of the lead lenders on the transaction. Jeppesen is a provider of aviation software and data across commercial, military, business and general aviation end markets to customers across the globe.

In November 2025, Apollo provided a $3.5 billion capital solution to support Valor Compute Infrastructure L.P.’s purchase of $5.4 billion of Nvidia graphics processing units, which were leased to xAI Corp. (“xAI”). xAI is a leading artificial intelligence company, which is currently developing a Large Language Model called Grok.

In December 2025, Apollo led a $1.2 billion strategic financing transaction for Russell Investments Group LLC (“Russell Investments”), refinancing the existing term loan. Apollo led the transaction, moving quickly and structuring a bespoke term loan tailored for the situation, and is also serving as agent. Russell Investments is a leading global investment solutions partner providing a wide range of investment capabilities to institutional investors, financial intermediaries, and individual investors around the world.

ADS participated in the three transactions alongside other Apollo-managed investment funds.

OUTLOOK

Looking ahead to 2026, we believe credit markets are transitioning decisively from a period of scarcity to one defined by selection. While economic growth in the US is expected to remain supportive of corporate and consumer fundamentals, the technical backdrop has shifted. After several years in which limited supply favored issuers, credit markets are entering a higher-supply regime. The reacceleration of M&A and a surge in AI-related financing are expanding issuances across both investment grade and leveraged markets, shifting negotiating leverage back toward lenders and creating a more favorable setup for disciplined buyers of credit.

OUTLOOK (CONTINUED)

Another defining theme is the scale and breadth of AI-driven investment. AI has emerged as the single largest source of incremental credit supply. What began as a largely self-funded capital expenditure cycle has evolved into a broad-based financing event, spanning public and private credit, project finance, real estate, and structured products. As hyperscaler investments continue to scale and internal cash generation struggles to keep pace, debt issuance is reshaping benchmarks, correlations, and concentration dynamics across credit markets. At the same time, the scale of investment implies a growing need for AI-related revenue and cash flow to materialize, a dynamic that has become a key driver of recent volatility. Importantly, this growth is unlikely to be purely additive, as AI adoption may shift profit pools within software, benefiting platforms with structural advantages in data and distribution while increasing disruption and credit risk for more exposed incumbents.

Importantly, this cycle is defined less by distress than by dispersion. We believe growth is becoming more concentrated among higher-quality borrowers and sectors, while pressure is building across more rate- and income-sensitive parts of the economy. This widening dispersion is creating differentiation within credit markets rather than systemic stress—rewarding selectivity, underwriting discipline, and structural rigor. Taken together, we believe that the opportunity set entering 2026 reflects a favorable combination of volume, fundamentals, and structure. With deal flow recovering, credit metrics remaining sound, and dispersion creating room for differentiation, in our view, private credit continues to offer a compelling avenue to deploy capital selectively and defensively, capturing yield while maintaining control in an environment where precision increasingly defines outcomes. For a deeper discussion of these themes, see our full 2026 Credit Outlook: From Scarcity to Selection—The Return of a Buyer’s Market.

EARL HUNT	JAMES VANEK	ROBERT GIVONE	PATRICK RYAN
Chairman & Chief Executive Officer of ADS	Co-Chief Investment Officer of the Adviser	Co-Chief Investment Officer of the Adviser	Chief Credit Officer of the Adviser

ERIC ROSENBERG	ADAM ELING	KRISTIN HESTER	RYAN DEL GIUDICE
Chief Financial Officer of ADS	Chief Operating Officer of ADS	Chief Legal Officer & Secretary of ADS	Chief Compliance Officer of ADS

TAL BARAK HARIF
Credit Writer

END NOTES

Data as of December 31, 2025, unless otherwise indicated. Reflects Apollo’s views and beliefs as of the date of this material and is subject to change without notice. Past performance is not indicative of future results. There can be no assurance that investment strategies or objectives described herein will be achieved and there can be no assurances that any of the trends described herein will continue or will not reverse. The value of any investment could decline and/or become worthless.

Certain information contained in this document constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words, or the negatives thereof. These may include financial projections and estimates and their underlying assumptions, statements about plans, objectives and expectations with respect to future operations, and statements regarding future performance. Such forward-looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. Apollo believes these factors include but are not limited to those described under the section entitled “Risk Factors”, in the Fund’s prospectus, and any such updated factors included in the Fund’s periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Fund’s prospectus and other filings. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Important Note on Index Performance: Index performance is shown for illustrative purposes only and have limitations when used for comparison or for other purposes due to, among other matters, volatility, credit or other factors (such as number of investments, recycling or reinvestment of distributions, and types of assets). It may not be possible to directly invest in one or more of these indices and the holdings of the Fund may differ markedly from the holdings of any such index in terms of levels of diversification, types of securities or assets represented and other significant factors. Indices are unmanaged, do not charge any fees or expenses, assume reinvestment of income and do not employ special investment techniques such as leveraging or short selling. No such index is indicative of the future results of the Fund. There can be no assurances that any of the trends described herein will continue or will not reverse. Past events and trends do not imply, predict or guarantee, and are not necessarily indicative of future events or results.

1.

Past performance is not indicative of future results, and there can be no assurance that the Fund or any Apollo fund or investment will achieve its objectives or avoid substantial losses. Actual results may vary. Total returns for periods greater than one year are annualized. Total net return is calculated as the change in NAV per share during the period, plus distributions per share (assumes reinvested distributions) divided by the NAV per share at the beginning of the period. Total returns provided herein are net of all Fund expenses, general and administrative expenses, transaction related expenses, management fees, incentive fees, and share class specific fees, but exclude the impact of early repurchase deductions on the repurchase of shares that have been outstanding for less than one year. Performance shown does not include anticipated taxes or withholdings. The returns have been prepared using unaudited data and valuations of the underlying investments in the Fund’s portfolio, which are estimates of fair value and form the basis for the Fund’s NAV. Valuations based upon unaudited reports from the underlying investments may be subject to later adjustments, may not correspond to realized value and may not accurately reflect the price at which assets could be liquidated. There is no guarantee that investment objective can be achieved. Inception dates: Class I shares, 1/7/22; Class S shares, 2/1/22; Class D shares, 7/1/22. The 3-month total net return as of December 31, 2025 for Class S and Class D shares without upfront placement fees: 1.53% and 1.69%, respectively; with upfront placement fees: -2.00% and 0.17%, respectively. The one-year total net return as of December 31, 2025 for Class S and Class D shares without upfront placement fees: 7.03% and 7.67%, respectively; with upfront placement fees: 3.30% and 6.06%, respectively. Annualized inception to date total net return as of December 31, 2025 for Class S and Class D shares without upfront placement fees: 7.68% and 11.33%, respectively; with upfront placement fees: 6.70% and 10.86%, respectively. No upfront sales load will be paid to the Fund with respect to Class S shares, Class D shares or Class I shares, however, if a shareholder buys Class S shares or Class D shares through certain financial intermediaries, they may directly charge transaction or other fees to shareholders, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that selling agents limit such charges to a 1.5% cap on NAV for Class D shares and 3.5% cap on NAV for Class S shares. Selling agents will not charge such fees on Class I shares. Shareholders should consult their selling agent for additional information.

2.

Past performance is not indicative of future results. There is no assurance the Fund will pay distributions in any particular amount, if at all. Any distributions the Fund makes will be at the discretion of the Fund’s Board of Trustees (the “Board”). Distributions are not guaranteed. The annualized distribution rate is as of December 23, 2025, and is calculated by multiplying the sum of the month’s stated base distribution per share and special distribution per share by twelve and dividing the result by the net asset value (“NAV”) per share. The annualized distribution rate for Class S shares and Class D shares was 7.97% and 8.58%, respectively. Distributions may be funded, directly or indirectly, from temporary waivers or expense reimbursements borne by the Fund’s investment adviser or its affiliates that may be subject to reimbursement to the investment adviser or its affiliates. The Fund has not established limits on the amounts the Fund may fund from such sources. Distributions are all currently funded from cash flow from operations. Distributions, however, may be funded from sources other than cash flow from operations, including the sale of assets, borrowings, return of capital or offering proceeds. Distributions have been and may in the future be funded through sources other than cash flow, such as return of capital. Please refer to the Fund’s prospectus for additional information and visit the Fund’s website for notices regarding distributions subject to Section 19(a) of the Investment Company Act of 1940.

END NOTES (CONTINUED)

3.	Source: Bloomberg, December 2025.

4.

“Leveraged Loans” represented by the Morningstar LSTA US Leveraged Loan 100 Index, which is designed to measure the performance of the 100 largest facilities in the US leveraged loan market. Index constituents are market-value weighted, subject to a single loan facility weight cap of 2%.

5.

“High Yield Corporate” represented by the ICE BofA US High Yield Index, which is market capitalization weighted and is designed to measure the performance of U.S. dollar denominated below investment grade (commonly referred to as “junk”) corporate debt publicly issued in the US domestic market. The index includes securities rated below investment grade (based on an average of Moody’s Investors Service, Inc., Fitch, Inc., and S&P Global Ratings) with at least 18 months remaining to final maturity at the time of issuance and at least one-year remaining term to final maturity as of the Index’s rebalancing date. In addition, individual securities of qualifying issuers must have a fixed coupon schedule and a minimum amount outstanding of $250 million.

6.

“US Investment Grade Corporate” represented by the Bloomberg US Corporate Index, which measures the investment grade, fixed-rate, taxable corporate bond market. It includes USD denominated securities publicly issued by US and non-US industrial, utility, and financial issuers. The index is a component of the US Credit and US Aggregate Indices, and provided the necessary inclusion rules are met, US Corporate Index securities also contribute to the multi-currency Global Aggregate Index. The index includes securities with remaining maturity of at least one year.

7.

ADS generally defines large-cap borrowers as companies with more than $75 million in EBITDA, as may be adjusted for market disruptions, mergers and acquisitions-related charges and synergies, and other items.

8.

Weighted-average EBITDA of directly originated debt investments. Based on latest information tracked on our portfolio companies and excludes certain portfolio companies for which these metrics are not meaningful (for instance, portfolio companies with negative EBITDA). Weighted average net loan-to-value is net debt through the respective loan tranche in which the Fund has invested divided by the estimated enterprise value of the portfolio company.

9.

Composition of first lien investments based on fair market value of debt investments. Excludes cash and cash equivalents. There is no guarantee that similar allocations or investments will be available in the future. Subject to change at any time without notice.

10.	References to “downside protection” does not guarantee against loss of value. The value of any investment could decline and/or become worthless.

11.

There is no assurance that such investment opportunities will be available to the Fund. An affiliate of the Fund’s investment adviser received an exemptive order from the SEC that permits the Fund greater flexibility to participate in co-investment transactions.

12.

As of September 30, 2025, which is the latest data available. Assets Under Management (“AUM”) - The assets of the funds, partnerships and accounts to which Apollo provides investment management, advisory, or certain other investment-related services, including, without limitation, capital that such funds, partnerships and accounts have the right to call from investors pursuant to capital commitments. Our AUM equals the sum of: 1. the net asset value, plus used or available leverage and/or capital commitments, or gross assets plus capital commitments, of the credit and certain equity funds, partnerships and accounts for which we provide investment management or advisory services, other than certain collateralized loan obligations, collateralized debt obligations, and certain perpetual capital vehicles, which have a fee-generating basis other than the mark-to-market value of the underlying assets; for certain perpetual capital vehicles in credit, gross asset value plus available financing capacity; 2. the fair value of the investments of equity and certain credit funds, partnerships and accounts Apollo manages or advises, plus the capital that such funds, partnerships and accounts are entitled to call from investors pursuant to capital commitments, plus portfolio level financings; 3. the gross asset value associated with the reinsurance investments of the portfolio company assets Apollo manages or advises; and 4. the fair value of any other assets that Apollo manages or advises for the funds, partnerships and accounts to which Apollo provides investment management, advisory, or certain other investment-related services, plus unused credit facilities, including capital commitments to such funds, partnerships and accounts for investments that may require pre-qualification or other conditions before investment plus any other capital commitments to such funds, partnerships and accounts available for investment that are not otherwise included in the clauses above. Apollo’s AUM measure includes Assets Under Management for which Apollo charges either nominal or zero fees. Apollo’s AUM measure also includes assets for which Apollo does not have investment discretion, including certain assets for which Apollo earns only investment-related service fees, rather than management or advisory fees. Apollo’s definition of AUM is not based on any definition of Assets Under Management contained in its governing documents or in any management agreements of the funds Apollo manages. Apollo considers multiple factors for determining what should be included in its definition of AUM. Such factors include but are not limited to (1) Apollo’s ability to influence the investment decisions for existing and available assets; (2) Apollo’s ability to generate income from the underlying assets in the funds it manages; and (3) the AUM measures that Apollo uses internally or believes are used by other investment managers. Given the differences in the investment strategies and structures among other alternative investment managers, Apollo’s calculation of AUM may differ from the calculations employed by other investment managers and, as a result, this measure may not be directly comparable to similar measures presented by other investment managers. Apollo’s calculation also differs from the manner in which its affiliates registered with the SEC report “Regulatory Assets Under Management” on Form ADV and Form PF in various ways. Apollo uses AUM, Gross capital deployment and Dry powder as performance measurements of its investment activities, as well as to monitor fund size in relation to professional resource and infrastructure needs.

13.

Source: Apollo analysts, Pitchbook, LCD as of December 31, 2025. New issue US leveraged loan spreads represents the average new issue weighted average spread of leverage loans as tracked by Pitchbook/LCD during the period.

END NOTES (CONTINUED)

14.

Source: J.P. Morgan, Apollo Analysts, as of September 30, 2025. The percentage of defaults for the investments managed by Apollo is calculated by totaling the par value of investments that default on an obligation (subsequent to Apollo’s acquisition of the asset) within a calendar year and dividing by the average total holdings in the Apollo Global Corporate Credit portfolio for that given year. This is exclusive of the acquisitions Gulf Stream Asset Management and Stone Tower Capital. J.P. Morgan Leveraged Loan defaults are calculated by totaling the par value of leveraged loan defaults and dividing by the par value outstanding in the respective market. Excludes assets purchased pursuant to a distressed-for-control strategy. Past performance is not indicative, nor a guarantee, of future results. For discussion purposes only. Information subject to change.

15.

Company names and logos are trademarks of their respective holders. There is no guarantee that similar allocations or investments will be available in the future. These transactions have been provided for discussion purposes only and were selected based on objective, non-performance-based criteria to illustrate recent large corporate direct lending investments by the Fund. The total loan amount represents the combined investment by all participants, including the Fund.

16.	Source: Bloomberg, November 2025.

17.	Source: JPMorgan, September 2025.

18.	Note: Includes pending and completed deals, and one count of WBD transaction. Source: Bloomberg, December 2025.

19.	Source: Pitchbook, Q4 2025 US Private Credit and Middle Market Quarterly Wrap.

20.	Source: PitchBook | LCD • Data through Dec. 31, 2025.

21.	Source: Barclay’s proprietary data.

22.	Source: Proskauer Private Credit Default Index as of September 30, 2025.

23.	Source: Pitchbook | LCD. Morningstar LSTA US Leveraged Loan Index. Morningstar US HY Index. Leveraged loan data through November 28, 2025 • High yield data through December 3, 2025.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO DEBT SOLUTIONS BDC

Date: January 23, 2026	By:	/s/ Kristin Hester
	Name:	Kristin Hester
	Title:	Chief Legal Officer and Secretary